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                                                                   EXHIBIT 23.17

Consent of Irwin E. Russell


The undersigned hereby consents to the inclusion of his/her name in this registration statement as a person to become a director of DC Holdco, Inc. upon the consummation of the mergers of (i) The Walt Disney Company and DCA Merger Corp. and (ii) Capital Cities/ABC, Inc. and DCB Merger Corp.

            /s/ Irwin E. Russell
Signature:  ___________________________

Date:    November 9, 1995